Pricing Supplement No. 46 Dated October 30, 1998                  Rule 424(b)(2)
(To Prospectus dated April 5, 1995 and Prospectus            File Nos. 33-58365,
Supplement dated May 15, 1995)                                        333-66673


                       TRANSAMERICA FINANCE CORPORATION

                      SENIOR MEDIUM-TERM NOTES, SERIES E
                                 $625,000,000
                       SENIOR NOTES DUE NOVEMBER 1, 2001

================================================================================

Trade Date:                October 30, 1998

Original Issue Date:       November 4, 1998

Principal Amount:          U.S.$625,000,000

Price to Public:           99.826%

Proceeds to Company:       99.426%

Interest Rate:             6.125%

Interest Payment Dates:    May 1 and November 1 of each year, commencing May 1,
                           1999

Maturity Date:             November 1, 2001

================================================================================

Form:  Book-Entry

CUSIP No.:  89350LHS4

Original Issue Discount Note:  No

================================================================================

Agent:  Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

Agent acting in the capacity of:  Principal

Other Provisions:  None

================================================================================

        Goldman, Sachs & Co.                  J.P. Morgan Securities Inc.

                                ADDITIONAL TERMS

          These Additional Terms constitute a part of Pricing Supplement No. 46 dated October 30, 1998 of Transamerica Finance Corporation (the "Company") and contain a description of additional terms and provisions applicable to the Company's Three-Year Senior Notes due November 1, 2001 (the "Notes") constituting a tranche of the Company's Senior Medium-Term Notes, Series E. The Notes are described in the Prospectus and the Prospectus Supplement for the Senior Medium-Term Notes, Series E, referred to above, and reference is made thereto for a detailed summary of additional provisions of the Notes. The Notes are Fixed Rate Notes as described in the Prospectus Supplement. The description of the particular terms of the Notes set forth in this Pricing Supplement supplements, and to the extent inconsistent therewith replaces, the description of the terms and provisions of the "Debt Securities" in the Prospectus and the "Notes" in the Prospectus Supplement. Capitalized terms used but not defined herein shall have the meanings given them in such Prospectus and Prospectus Supplement.

GENERAL

          The Notes will be issued in denominations of $1,000 and integral multiples thereof.

                              PLAN OF DISTRIBUTION

          Subject to the terms and conditions set forth in the Distribution Agreement between the Company and the Agents named below, the Company has agreed to sell to the Agents and each of such Agents has severally agreed to purchase the principal amount of the Notes set forth opposite its name below:

                                                      Principal Amount
     Name                                                 of Notes
     ----                                             -----------------
Goldman, Sachs & Co.................................     $425,000,000
J.P. Morgan Securities Inc..........................      200,000,000
                                                         ------------
     Total..........................................     $625,000,000
                                                         ============

          The Notes will not have an established trading market. The Company has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. The Agents are obligated to take and pay for all of the Notes if any are taken.

          The Company will indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Agents may be required to make in respect thereof.

          In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Agents may over-allot in connection with the offering, creating a short position in the Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the Agents may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering if the Agents repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities and may end any of these activities at any time.

          In the ordinary course of business, the Agents and their respective affiliates have engaged and may in the future engage in commercial and investment banking transactions with the Company and certain of its affiliates.

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